LASER-PACIFIC MEDIA CORPORATION
                              809 N. Cahuenga Blvd.
                           Hollywood, California 90038
                                 (213) 462-6266

                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 19, 1998


                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Laser-Pacific Media Corporation, ("the Company"), a Delaware corporation. This proxy is for use at the annual meeting of stockholders of the Company (the "Annual Meeting"). The Annual Meeting is to be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Blvd., Hollywood, CA 90028 on June 19, 1998 at 3:00 p.m., and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The accompanying proxy names James R. Parks as proxy holder for purposes of the Annual Meeting.

     All shares of common stock of the Company ("Common Stock") represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions contained therein. If instructions are not given in the proxy, it will be voted "FOR" the election of the directors nominated as set forth under "Election of Directors" below. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment. Any stockholder who returns a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person; or by delivering a written statement to the Company, stating that the proxy is revoked; or by executing and delivering to the Secretary of the Company a duly executed proxy bearing a later date than the enclosed proxy.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to the Company's stockholders, on or about May 18, 1998, to the Company's stockholders of record at the close of business on May 15, 1998.

     The Company's principal executive offices are located at 809 North Cahuenga Boulevard, Hollywood, California 90038

                               VOTING SECURITIES

     The Company has one class of stock outstanding, designated Common Stock, with a par value of $.0001. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting, except as described under "Election of Directors," below. Only stockholders of record as of the close of business on May 15, 1998 are entitled to notice of and to vote at the Annual Meeting. As Of April 24, 1998, there were 7,128,172 shares of Common stock outstanding. A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


Voting

     The Company is incorporated in the State of Delaware and neither the laws of that state nor the Certificate of Incorporation of the Company requires cumulative voting in the election of the Board of Directors. However, under certain circumstances, as set forth in Section 2115 of California Corporations Code, stockholders may be entitled to cumulate their votes. While it is unclear whether or not the provisions of Section 2115 apply to the Company, the Board of Directors has determined that stockholders may cumulate their votes with respect to the election of directors for the Company if one or more stockholders gives notice at the Annual Meeting, prior to voting, of an intention to cumulate votes for a nominated director. A stockholder may cumulate votes by casting for the election of one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or by distributing his votes on the same principle among as many candidates as he sees fit. If a proxy is marked "FOR" the election of directors, it may, at the discretion of the proxy holders, be voted cumulatively in the election of directors. If cumulative voting is utilized, the proxy holders intend to distribute the votes represented by each proxy, unless such authority is withheld, among the four nominees named, in such proportion as they see fit. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors.

Nominees

     Four directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting and until his respective successor is elected and qualified. The Board of Directors has nominated for election as directors the four persons named below, all of whom are incumbent directors. All of these nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. If any of such nominees should be unable or should decline to serve, the discretionary authority provided in the proxies received will be exercised to vote for a substitute nominee or nominees of the Board of Directors, unless otherwise instructed. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the four nominees listed below. The Board of Directors has no reason to believe that any substitute nominee will be required.

     The following table sets forth certain information as of April 24, 1998, with respect to the Board's nominees:

Director Name                 Age Since      Position with Company
James R. Parks (1)             47  1984      Chairman of the Board
                                                and Chief Executive Officer
Emory M. Cohen (1)             55  1983      President, Chief Operating Officer
                                                and Director
Ronald Zimmerman (2)           58  1996      Director
Cornelius P. McCarthy III (2)  38  1996      Director

(1) Includes service as a director of a predecessor corporation.
(2) Member of the Audit Committee.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES RETURNED TO THE COMPANY WILL BE VOTED "FOR" THE NOMINEES NAMED UNLESS OTHERWISE INSTRUCTED.



Biographical Information

     The following biographical information is furnished with respect to the Company's directors:

     James R. Parks was a director of Spectra Image Inc. ("Spectra Image") from July 1984 until its merger (the "Combination") with Pacific Video, Inc.
("Pacific Video") to form the Company in 1990, and since then has been a director of the Company. Mr. Parks has been Chairman of the Board and Chief Executive Officer of the Company since March of 1994. Since 1978, Mr. Parks has been a member of Parks, Palmer, Turner & Yemenidjian, certified public accountants. During the last six years Mr. Parks has been actively involved in performing financial turnarounds on various real estate projects. As part of that activity, Mr. Parks was an officer of a corporation that was co-general partner of several limited partnerships owning real estate which filed for reorganization under Chapter 11 of the Federal Bankruptcy Law. All of the partnerships filing pre-1995 Chapter petitions have been reorganized and emerged from Chapter 11. In 1995, a partnership in which Mr. Parks was an officer of the corporate general partner and which held real property, filed for reorganization under Chapter 11. In 1996, the reorganization was dismissed and the Property was sold.

     Emory M. Cohen is the Company's President and Chief Operating Officer and a director and has held such positions since the Combination. Previously, he was President and Chief Operating Officer of Pacific Video from May 1983 until the Combination. From 1963 until February 1978, Mr. Cohen was employed by Glen Glenn Sound, a leading motion picture and television sound recording company. He served in many different capacities at Glen Glenn Sound. From 1974 to 1978, he held the position of Vice President-Operations. In 1978, he joined Compact Video, where he became Group Vice President-Service Companies, as well as President of Compact Video Services, Inc., and of Image Transform, Inc., both Compact Video subsidiaries. Mr. Cohen received a motion picture Academy Award in 1978 for inventing a system that applies electronic and videotape technology to motion picture post-production sound recording, and an Emmy Award in 1989 in connection with the Company's Electronic LaboratoryTM.

     Ronald Zimmerman has served as a director of the Company since October 1996. Mr. Zimmerman is a self-employed financial advisor and businessman. From 1986 to 1994, he served as Director, Senior Vice President and Chief Financial Officer of the Todd-AO Corporation.

     Cornelius  P.  McCarthy  III has served as a director of the Company  since
October 1996. Since December 1996, Mr. McCarthy has been employed as an investment banker with Pennsylvania Merchant Group, Ltd. as Senior Vice
President. Mr. McCarthy has served in similar capacities with Laidlaw and Company, (November 1993 to December 1996), McCarthy and Company (January 1993 to November 1993) and Kemper Securities (1988-1992). Mr. McCarthy currently serves on the Boards of Directors of Bonded Motors, Inc. and Phoenix International Life Sciences, Inc.


     No family relationships exist between any of the officers or directors of the Company.



                               EXECUTIVE OFFICERS

     Officers are appointed by the Board of Directors of the Company. Information with respect to Messrs. James R. Parks (Chairman of the Board and Chief Executive Officer) and Emory M. Cohen (President and Chief Operating Officer) is set forth above. Information with respect to Leon D. Silverman, Robert McClain and Randolph D. Blim is set forth below:

Name                       Age                       Position with Company

Leon D. Silverman          43                      Executive Vice President

Randolph D. Blim           51                      Senior Vice President

Robert McClain             50                      Chief Financial Officer
                                                   Vice President and Secretary

     Leon D.  Silverman  has  served  as  Executive  Vice  President  since  the
Combination. He was Pacific Video's Vice President of Marketing and Sales from 1982 until the Combination. Previous to joining Pacific Video, he was Director of Marketing and Sales at Compact Video Services, Inc., a subsidiary of Compact Video. Mr. Silverman is a Founding Member of the Technology Council of the Television and Motion Picture Industry and currently serves as Executive Vice President of its Executive Committee. In addition, he currently serves Executive Vice President on the Board of Directors of the International Teleproduction Society.

     Randolph D. Blim has been the Senior Vice President of Engineering since the Combination. He was Vice President of Engineering for Pacific Video and Pacific Video Industries, Inc. (a predecessor company of Pacific Video) from 1972 until the Combination. During the period 1982-1984 Mr. Blim served as a consultant to the American Broadcasting Company providing design services for the 1984 Los Angeles Summer Olympic Games. From 1969 to 1972, he was employed by ABC, working on special camera and engineering projects for ABC's Wide World of Sports. From 1966 to 1969 he was Director of Engineering for TelWest Productions, and Seros Mobile Videotape Productions, both television facilities companies. Mr. Blim was awarded an Emmy in 1989 for Outstanding Achievement in Engineering Development in connection with the Company's Electronic LaboratoryTM.

     Robert McClain became Chief Financial Officer in November 1994. He was employed by Arthur Andersen and Co. from 1975 through 1978. He was a Senior Accountant and a Certified Public Accountant when he left. He was employed at TRE Corporation, a diversified manufacturing company, from 1978 through 1987, where he served in various capacities ranging from Director of Taxation and Insurance to Assistant to the CEO, leaving when TRE was acquired by ALCOA Aluminum Corp. He was employed by Memtech Technology Corp., a manufacturer of computer memory, as General Manager and CFO from 1987 through 1991 and by Betson Pacific, a video game developer and distributor, as CFO and Director of Operations from 1992 through November 1994 when he left to join Laser-Pacific. Mr. McClain is a Director of Blood Services, Southern California Region of the American Red Cross.




BOARD OF DIRECTORS COMMITTEES

     The Audit Committee is the only standing committees of the Board of Directors. The Audit Committee met once during 1997. The principal duties of the Audit Committee are to approve selection and engagement of independent auditors and review with them the plan and scope of their audit for each year, the results of such audit when completed and their fees for services performed. Mr. Zimmerman and Mr. McCarthy are currently the sole members of the Audit Committee.

     The Company's Stock Option Plan is administered by the Board of Directors.


Attendance and Compensation

     During the year ended December 31, 1997, the Board of Directors of the Company met nine times. Each of the directors attended all of the meetings of the Board of Directors. Directors who are not officers or employees of the Company receive $1,000 per month.


Delinquent Filings

     Based solely on a review of forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3 (e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 1997, its officers, directors and beneficial owners of more than 10% of its equity timely complied with all applicable Section 16 (a) filing requirements, with the following exceptions:

     Mr. Parks did not timely file Form 4 upon the issuance of stock options in December of 1997. The delinquent reports were filed on February 3, 1998.


                             EXECUTIVE COMPENSATION

     Under rules adopted by the Securities and Exchange Commission (the "SEC") in October 1992, the Company is required to provide certain data and information relating to the compensation and benefits provided to the Company's chief executive officer, and the four other most highly compensated executive officers of the Company at the end of 1997; a report furnished by the Company's Board of Directors regarding executive compensation; and certain information regarding the performance of the Company's Common Stock.

Report of the Board of Directors on Executive Compensation

     The Board of Directors is responsible for reviewing benefits and compensation for all of the Company's officers. The Board's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders

     The executive compensation program is viewed in total considering all of the component parts: base salary and long-term incentive compensation in the form of restricted stock awards and stock options. In evaluating the performance of and setting the base salary and incentive compensation of the executive officers, the Board considers, in the aggregate, the following factors: industry factors, taking into account compensation paid by competitors and the amount required to be paid by the Company to retain key employees; the progress made by the Company in the growth of business; the performance of the Company's stock; and the Company's overall financial performance.

     The Board of Directors did not award any performance bonuses for the fiscal year ended December 31, 1997.


     Following is a summary of the current compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

     James R. Parks is currently employed by the Company at an annual salary of $208,000. Mr. Parks is not employed pursuant to a written agreement, but serves at the discretion of and on terms determined by the Board of Directors.

     Emory M. Cohen has a five-year employment agreement with the Company, entered into as of May 15, 1990, which has no termination date but is terminable upon five years' written notice or upon 30 days notice for cause, as defined. Under the terms of the agreement, Mr. Cohen is entitled to a minimum annual salary of $350,000, subject to adjustment if the cost of living increases more than 10 percent in any year, with a bonus in an amount to be determined by the Board of Directors. In addition, he is entitled to other specified benefits such as an automobile, reimbursement of expenses, and life, health, and disability insurance. In the event of a change in control of the Company, Mr. Cohen shall be entitled to a lump sum payment of three times his annual compensation or if he is terminated other than for specified reasons or if he terminates his contract within nine months of such event.

     Leon D. Silverman is employed by the Company at a current annual salary of $215,000, and is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability benefits. Mr. Silverman currently has no written agreement with the Company and serves at the discretion of the Board of Directors

     Randolph D. Blim is employed by the Company pursuant to the terms of a three-year employment agreement entered into as of July 24, 1995. The agreement expires on July 23, 1998, if the executive is given written notice 120 days prior to date of termination. No such notice has been given to Mr. Blim; consequently, his employment contract will be automatically renewed for an additional year, until July 23, 1999. If the 120-day written notice is not given by either party at the end of the current one-year extension, and in all subsequent years, the agreement will be renewed for one additional year. The agreement is terminable upon 30 days notice for cause as defined in the agreement. Mr. Blim is currently entitled to a minimum annual salary of $201,000 with required minimum yearly increases of 3% over the term of the agreement, with an annual bonus in an amount to be determined by the Board of Directors. He is also entitled to other specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability benefits.

     Robert McClain is employed by the Company at a current annual salary of $145,000 and is entitled to specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability benefits. Mr. McClain is employed under a letter of agreement with the Company and serves at the discretion of the Board of Directors

     The SEC requires public companies to state their compensation policies with respect to recently enacted federal income tax laws that limit to $1,000,000 the deductibility of compensation paid to executive officers named in the proxy statement of such companies. In light of the current level of compensation of the Company's named executive officers, the Board of Directors of the Company has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.


                                             SUBMITTED BY THE BOARD OF DIRECTORS
                                              OF LASER-PACIFIC MEDIA CORPORATION



                                                              /S/ James R. Parks
                                                        James R. Parks, Chairman

                                                              /S/ Emory M. Cohen
                                                                  Emory M. Cohen

                                                            /S/ Ronald Zimmerman
                                                                Ronald Zimmerman

                                                   /S/ Cornelius P. McCarthy III
                                                       Cornelius P. McCarthy III





                           SUMMARY COMPENSATION TABLE


                                                                            Long Term Compensation
                                                                    ----------------------------------------
                                                                    ----------------------------------------
                                       Annual Compensation                   Awards               Payouts
                                ------------------------------------------------------------------------------
(a)                      (b)      (c)              (d)      (e)               (f)        (g)            (h)           (i)


                                                          Other
Name                                                      Annual     Restricted    Securities                 All Other
And                                                      Compen-        Stock      Underlying      LTIP        Compen-
Principal                                                 sation      Award(s)       Options      Payouts      sation
Position                 Year   Salary ($)   Bonus ($)     ($)           ($)                        ($)          ($)

James R. Parks           1995      208,000         -0-          -0-           -0-           -0-         -0-           -0-
CEO                      1996      208,000         -0-          -0-           -0-           -0-         -0-           -0-
                         1997      208,000         -0-          -0-           -0-        31,000         -0-           -0-

Emory M. Cohen           1995      317,577         -0-       21,965           -0-           -0-         -0-           -0-
President                1996   *  410,002         -0-       17,394           -0-           -0-         -0-           -0-
                         1997   *  402,000         -0-       18,488           -0-        37,600         -0-           -0-

Gregory L. Biller        1995      180,000         -0-       19,738           -0-           -0-         -0-           -0-
Vice Chairman of the     1996       39,067         -0-  *   107,000           -0-           -0-         -0-           -0-
Board (Retired 3/31/96)  1997          -0-         -0-          -0-           -0-           -0-         -0-           -0-

Leon D. Silverman        1995      215,000         -0-       72,427           -0-           -0-         -0-           -0-
Vice President           1996   *  244,373         -0-        9,868           -0-           -0-         -0-           -0-
                         1997      240,506         -0-        8,198           -0-        26,800         -0-           -0-

Randolph D. Blim         1995      178,519         -0-        3,562           -0-           -0-         -0-           -0-
Vice President           1996   *  244,462         -0-        4,753           -0-           -0-         -0-           -0-
                         1997      208,105         -0-        4,504           -0-        26,200         -0-           -0-

Robert McClain           1995      134,483         -0-        8,919           -0-           -0-         -0-           -0-
Vice President, CFO      1996      153,464         -0-       13,349           -0-           -0-         -0-           -0-
                         1997      159,792         -0-       13,000           -0-        23,900         -0-           -0-


*Includes repayment in 1996 and 1997 of voluntary payroll deferrals in 1993, 1994, and 1995.

     The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for the period starting January 1, 1993 to December 31, 1997, with the cumulative return of the Standard and Poor's Stock Index and a peer group of companies, the Standard and Poor's Entertainment Index, neither of which include the Company. The Performance Graph assumes $100 invested on January 1, 1993 in the Company's Common Stock, the S&P Entertainment Index and the S&P 500 Index.

                            Annual Return Percentage

Company/Index                                             Dec 93     Dec 94    Dec 95     Dec 96     Dec 97
----------------------------------------------------- ----------- ---------- --------- ---------- ----------
Laser-Pacific Media Corp.                                -82.02%      33.45      0.00     -16.67     -70.08
S&P Entertainment-500                                     15.58%      -4.62     20.14       1.53      45.91
S&P 500 Index                                             10.08%       1.32     37.58      22.96      33.36



                                 Indexed Returns

                                                Base
                                              Period
Company/Index                                 Dec 92      Dec 93       Dec 94       Dec 95      Dec 96       Dec 97
---------------------------------------- ------------ ----------- ------------ ------------ ----------- ------------
Laser-Pacific Media Corp.                        100       17.98        24.00        24.00       20.00         5.98
S&P Entertainment-500                            100      115.58       110.24       132.44      134.48       196.22
S&P 500 Index                                    100      110.08       111.53       153.45      188.68       251.63



Stock Option Plans

     In April 1985, Spectra Image adopted a ten-year employee stock option plan which provided for the grant to executive officers and key employees of options, qualified under the Internal Revenue Code of 1986, as amended, ("incentive stock options") to purchase up to 300,000 shares of common stock at an exercise price not less than the fair market value of the common stock on the date of grant. In connection with the Combination, outstanding options under the plan became exercisable into shares of Common Stock of the Company. This plan terminated in April 1995. As of December 31, 1997, 75,281 options to purchase common stock remain outstanding.

     In June 1987, Pacific Video adopted a nine-year stock option plan providing for the issuance of options to officers, directors and key employees to acquire up to an aggregate of 165,029 shares of Common Stock pursuant to incentive or non-qualified stock options. The exercise price of all options granted under the plan was required to be not less than the fair market value on the date of grant. In connection with the Combination, outstanding options under the plan became exercisable into shares of Common Stock of the Company. This plan terminated in April 1996. As of December 31, 1996, 53,235 options to purchase common stock remain outstanding.

     In September 1990 in connection with the Combination, the Board of Directors of the Company adopted the 1990 Stock Option Plan (the "1990 Plan") which provides for the issuance of incentive or non-qualified stock options. An aggregate of 150,000 shares of Common Stock were initially reserved for grant under the 1990 Plan to officers, directors and key employees of the Company. The exercise price of a stock option granted under the plan may not be less than the fair market value of the underlying shares on the date of the grant; options may be granted for a term of up to 10 years. Under the terms of the 1990 Plan, participants may receive options to purchase Common Stock in such amounts, and for such prices, as may be established by the stock option plan committee. Provided, however, that the exercise price of a stock option granted under the Plan may not be less than the fair market value of the underlying shares on the date of grant.

     In December 1997, the Board of Directors of the Company adopted the Incentive and Non-Qualified Stock Option Plan (1997), (the "1997 Plan"), which provides for the issuance of incentive or non-qualified stock options. Under the 1997 Plan, 500,000 shares of the Company's common stock (par value $0.0001) were allocated for grant. The exercise price of a stock option granted under the plan may not be less than the fair market value of the underlying shares on the date of the grant; options may be granted for a term of up to 10 years after the option is awarded. Under the terms of the 1997 Plan, participants may receive options to purchase Common Stock in such amounts, and for such prices, as may be established by the Company's Board of Director's if a stock option plan committee has not been established. Provided, however, that the exercise price of a stock option granted under the Plan may not be less than the fair market value of the underlying shares on the date of grant. As of December 31, 1997, 459,600 options had been granted under the Plan to employees and directors. As of December 31, 1997, these options remain outstanding.



Option / SAR Grants

     The following table set forth certain information with respect to option to purchase Common Stock granted during the year ended December 31, 1997 to each of the named executive officers.

                     OPTION / SAR GRANTS IN LAST FISCAL YEAR

                                 Individual Grants                                        Potential Realizable Value
                                                                                          at Assumed Annual Rates of
                                                                                         Stock Price Appreciation for
                                                                                                Option Term (1)
-------------------------------------------------------------------------------------    ------------------------------
      Name           Number of         % of Total       Exercise         Expiration           5% (2)           10% (3)
                    Securities        Options/SARs      Price Per           Date
                    Underlying         Granted to         Share
                   Options/SARs       Employees in
                    Granted (#)        Fiscal Year
                   --------------     --------------    -----------     -------------    ------------     -------------
James R. Parks        31,000              7.8%            $0.22           12/12/07            $4,289           $10,869
Emory M. Cohen        37,600              9.4%            $0.22           12/12/07            $5,202           $13,183
Leon D. Silverman     26,800              6.7%            $0.22           12/12/07            $3,708            $9,397
Randolph D. Blim      26,200              6.6%            $0.22           12/12/07            $3,625            $9,186
Robert McClain        23,900              6.0%            $0.22           12/12/07            $3,307            $8,380


(1) The values shown are based on the indicated assumed annual rate of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in the table will be achieved. If the performance of the Company's stock exceeds an annual growth rate of the 5% or 10% used, the potential realized value will be higher than shown above.

(2) Represents an assumed market price per share of Common Stock of $0.36.

(3) Represents an assumed market price per share of Common Stock of $0.57.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information with respect to those persons known by the Company to own beneficially more than 5% of the Company's common stock as of April 24, 1998. Except as otherwise noted, and subject to applicable community property and similar laws, each person listed has sole voting power (if applicable) and investment discretion with respect to the securities shown as beneficially owned.

Name and Address                         Amount and Nature of         Percent of
Of Beneficial Owner                      Beneficial Ownership(1)       Class(1)

James R. Parks (2)                                    778,903              9.3%
1990 South Bundy Drive
Los Angeles, California 90025

John Paul De Joria                                    606,000              7.2%
2745 S. Buffalo
Las Vegas, Nevada 89117

McCrae Holdings Inc.                                  512,993              6.1%
C/O Chemical Bank
270 Park Avenue
New York, New York 10017

304 E. 45th Associates                                500,000              6.0%
C/O Williams Real Estate Company, Inc.
530 5th Avenue
New York, New York 10036

     (1) For purposes of calculating each person's percentage, shares which may be acquired within 60 days upon exercise of warrants or stock options have been treated as outstanding. For the purposes of this calculation, there are 728,285 stock options and 505,000 warrants included.

     (2) Includes 344,590 shares of Common Stock held by partnerships in which Mr. Parks is a partner and 287,500 shares issuable upon the exercise of outstanding warrants held by partnerships in which Mr. Parks is a partner.


Security Ownership of Management

     The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of April 30, 1998 by all the Company's directors and the Company's chief executive officer and the four other most highly compensated executive officers of the Company at the end of 1996. Except as otherwise noted, and subject to applicable community property and similar laws, each person listed has sole voting power (if applicable) and investment discretion with respect to the securities shown as beneficially owned. An asterisk (*) denotes beneficial ownership of less than 1%.

Name and Address                           Amount and Nature of       Percent of
Of Beneficial Owner                       Beneficial Ownership(1)      Class(1)

Randolph D. Blim (2)                              61,263                     *

Emory M. Cohen (3)                               236,176                  2.82%

James R. Parks (4)                               778,903                  9.32%

Leon D. Silverman (5)                            116,901                  1.40%

Cornelius McCarthy (6)                            30,000                     *

Robert McClain (7)                                53,900                     *

Ronald Zimmerman (8)                              30,000                     *

All Directors and Officers as a Group          1,307,143                 15.63%
(7 persons) (9)

(1) For the purposes of calculating each person's percentage and that of all officers and directors as a group, shares which may be acquired within 60 days upon the exercise of warrants, stock options have been treated as outstanding. For the purposes of this calculation, there are 7,128,172 shares and 505,000 warrants included.
(2)  Includes 50,403 shares issuable upon exercise of stock options
(3)  Includes 90,525 shares issuable upon exercise of stock options
(4) Includes 344,590 shares of Common Stock held by partnerships in which Mr. Parks is a partner and 287,500 shares issuable upon the exercise of outstanding warrants held by partnerships in which Mr. Parks is a partner.
(5)  Includes 60,041 shares issuable upon exercise of stock options
(6)  Includes 30,000 shares issuable upon exercise of stock options
(7)  Includes 53,900 shares issuable upon exercise of stock options
(8)  Includes 30,000 shares issuable upon exercise of stock options
(9) Includes 338,369 shares issuable on exercise of stock options and 287,500 shares issuable upon exercise of warrants



                                    CERTAIN TRANSACTIONS

     James R. Parks, Chairman of the Board and Chief Executive Officer of the Company, is a member of Parks, Palmer, Turner & Yemenidjian (PPTY), an accounting firm, which provides tax accounting and management consulting services to the Company. PPTY's billings for the year ended December 31, 1997 were approximately $46,000.

     In July 1997, the Company issued $1,000,000 of short-term Installment (Fixed Rate) Line of Credit Notes, Series 1997 to 35 Lake Avenue, a California limited partnership. James R. Parks, the Company's, Chief Executive Officer, is a partner in 35 Lake Avenue. The principal balance of the Notes bears interest at the rate of fourteen percent (14%) per annum. The accrued interest on the outstanding principal was payable on September 30, 1997, December 31, 1997, January 30, 1998, February 28, 1998 and March 30, 1998. The outstanding principal balance was to be paid in three equal installments on January 30, 1998, February 28, 1998 and March 31, 1998. The Company granted 35 Lake Avenue warrants to purchase one (1) share of the Company's common stock at the exercise price of $1.00 per share, for each $4.00 of original principal amount of debt loaned. 250,000 warrants were issued. The warrants originally expired two years from the date of grant. The Company's obligations under the Notes are secured by a pledge of 2,424,488 shares of the Common Stock of Pacific Video Canada Ltd. and a third deed of trust against the building where the Company provides film processing and sound services. In January 1998 35 Lake Avenue agreed to amend the terms of the short-term Installment Line of Credit Notes from March 30, 1998 until November 30, 1998. Under the amendment, principal payments reflect approximately $400,000 due in the first quarter of 1998, $200,000 due at the end of the third quarter of 1998 and remaining payments of $300,000 due throughout the fourth quarter of 1998. In consideration for the extension of the principal payments the expiration date of the warrants originally issued was extended for two additional years. At March 31, 1998 the outstanding principal balance on the notes was $500,000.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP has been the Company's independent auditors since the Company's inception. Audit services performed by KPMG Peat Marwick LLP in the fiscal year ended December 31, 1997, included the examination of, and reporting on, the annual financial statements of the Company, periodic discussions with management concerning accounting and reporting matters, and assistance and consultation in connection with filings with the Securities and Exchange Commission.


                              STOCKHOLDER PROPOSALS

     Stockholders are advised that any stockholder proposal that is intended to be presented at the annual meeting of stockholders to be held in 1999 must be received by the Company at its principal executive offices no later than January 11, 1999.

                               PROXY SOLICITATION

     The solicitation of proxies will be by mail. Certain officers, executives and regular employees of the Company (without additional compensation) may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy materials to all holders of shares of Common Stock. The total cost of such solicitation will be borne by the Company and will include reimbursement to banks, brokerage firms and others for their reasonable expenses in forwarding this Proxy Statement and the accompanying materials regarding the Annual Meeting to stockholders.

                                  OTHER MATTERS

     The only business that the Board of Directors intends to act upon at the Annual Meeting consists of the matters set forth in this Proxy Statement, and the Board of Directors knows of no other matters that will be acted on by any person or group. However, if any other matter properly comes before the Annual Meeting, the Proxy holders will vote the proxies thereon in accordance with their best judgment.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1997 10-K Report, which includes the Annual Report, is being mailed to the stockholders along with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.


                                              By Order of the Board of Directors
                                                LASER-PACIFIC MEDIA CORPORATION


Hollywood, California                                 /S/ Robert McClain
April 30, 1997                                        Robert McClain, Secretary